Exhibit 10.01

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”), which is effective as of the date it is fully executed (the “Effective Date”), is made and entered into by and between, on the one hand, General Nutrition Corporation, a Pennsylvania corporation with its principal place of business in Pittsburgh, Pennsylvania (hereinafter referred to as “GNC” as further defined herein), and, on the other hand, Nutrition 21, LLC, a New York limited liability company having its principal place of business in Purchase, New York (hereinafter referred to individually as “Nutrition 21, LLC”), and Nutrition 21, Inc., a New York corporation having its principal place of business in Purchase, New York (hereinafter referred to individually as “Nutrition 21, Inc.”). GNC, Nutrition 21, LLC and Nutrition 21, Inc. are referred to hereinafter collectively as the “Parties.”

Background of Agreement

Nutrition 21, LLC and General Nutrition Corporation are parties to a civil action captioned Nutrition 21, LLC v. General Nutrition Corporation, Civil Action No. 6:05-cv-228, which is pending in the United States District Court for the Eastern District of Texas, Tyler Division (the “Litigation”).

The Parties wish to compromise and settle the Litigation and other possible claims on the terms and conditions stated herein.

The Parties enter into the Agreement in consideration of the mutual covenants and promises set forth herein.

Definitions

In addition to the terms defined elsewhere herein, each of the following terms shall have the meaning set forth below:

“Accused Products” means the products listed on Attachment B hereto and GNC’s Diabetic Support product, a copy of the label for which is attached as Attachment C (hereinafter referred to as “Diabetic Support”).

“Affiliate” means, with respect to each party, any corporation or other legal entity that directly or indirectly controls, is controlled by, or is under common control with, the party, but only for so long as the control continues. For purposes of this definition, “control” means the power, whether or not normally exercised, to direct the management and affairs of another corporation or other legal entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. In the case of a corporation, the direct or indirect ownership of fifty percent (50%) or more of its outstanding voting shares shall in any case be deemed to confer control, provided that the direct or indirect ownership of a lower percentage of such securities shall not necessarily preclude the existence of control.

“Chromium Picolinate” means chromium picolinate, chromium tripicolinate and chromic picolinate.

“Franchisees” means the GNC franchised retail stores of GNC.

“GNC” means General Nutrition Corporation and its Affiliates.

“Licensed Entities” means any corporation, company, partnership or other form of business entity that is licensed by GNC to use the GNC trademark in connection with the sale of nutritional supplements in a designated outlet or area of a store or website, such as, for example, Rite Aid and drugstore.com.

“Multi-ingredient Chromium Picolinate Products” means a product containing chromium as Chromium Picolinate and at least one other active ingredient.

“Nutrition 21” means Nutrition 21, LLC and Nutrition 21, Inc., both individually and collectively.

“Nutrition 21’s Other Patents” means, individually and collectively, (a) all United States patents other than the Patents-in-Suit that are now assigned to or otherwise owned, in whole or in part, by (or subject to a duty of assignment or transfer of ownership in whole or in part to) Nutrition 21, including, but not limited to, those patents listed on Attachment A hereto, and all continuations, continuations-in-part, divisions, reissues and reexamination certificates thereof, and (b) all United States patents hereafter issued or assigned to or otherwise owned, in whole or in part, by Nutrition 21 based on (i) currently pending applications, including, but not limited to, those listed on Attachment A or (ii) future applications claiming priority to any of the patents described in subparagraph (a) hereof, and all continuations, continuations-in-part, divisions, reissues and reexamination certificates thereof.

“Patents-in-Suit” means, individually and collectively, (a) United States Patent No. 5,087,623, United States Patent No. 5,087,624 and United States Patent No. 5,175,156, and all continuations, continuations-in-part, divisions, reissues and reexamination certificates thereof, and (b) all United States patents hereafter issued or assigned to or otherwise owned, in whole or in part, by Nutrition 21 based on currently pending applications or future applications claiming priority to any of such patents, and all continuations, continuations-in-part, divisions, reissues and reexamination certificates thereof.

"Standalone" means a product in which chromium as Chromium Picolinate is the only active ingredient.

Payment by GNC

Within three (3) business days of the delivery to Gardere Wynne Sewell, LLP of a fully executed copy of the Agreement, GNC will pay Nutrition 21, LLC the sum of Two Million Six Hundred Thousand Dollars ($2,600,000.00) by wire transfer.

Purchase of Chromax by GNC

In each of calendar years 2007 and 2008, GNC will purchase from Nutrition 21 a minimum of Thirty Thousand (30,000) bottles of Nutrition 21 brand Chromax® Standalone Chromium Picolinate products at a price of $9.75 per bottle. Unless otherwise agreed by the Parties, the bottles of these products will contain capsules having any or all of the following amounts of chromium as Chromium Picolinate and capsule counts: 200 mcg/90 ct; 400 mcg/75 ct; and, 500 mcg/60 ct. At a minimum, GNC will place orders by January 31, 2007 for delivery of 15,000 bottles. GNC will pay for at least one-half of its 2007 commitment by March 31, 2007 and pay the balance by September 30, 2007. GNC will pay for at least one-half of its 2008 commitment by March 31, 2008 and pay the balance by September 30, 2008.

The Parties will promptly discuss and agree on GNC’s promotional activities to be undertaken in connection with the sale or offer to sell of the Chromax® Standalone-alone Chromium Picolinate products referred to in paragraph 4.1 Patent Licenses, Covenant Not to Sue and Assignment

A.	Licenses for Products Not Made with Nutrition 21 Chromium Picolinate

Nutrition 21 grants to:

GNC, Franchisees and Licensed Entities, and their respective retail customers, with respect to all GNC branded Standalone and GNC branded Multi-ingredient Chromium Picolinate Products in the possession of GNC, Franchisees, Licensed Entities and their respective customers as of the Effective Date, a perpetual, paid up, non-exclusive license, without the right to grant sublicenses, under the Patents-in-Suit, and U. S. Patents No. 5,789,401 and No. 5,929,066 with respect to Diabetic Support, to use the methods and processes covered, in whole or in part, by any claim of the Patents-in-Suit with respect to all GNC branded Standalone and GNC branded Multi-ingredient Chromium Picolinate Products and U. S. Patents No. 5,789,401 and No. 5,929,066 with respect to Diabetic Support; and,

GNC, Franchisees and Licensed Entities a perpetual, paid up, non-exclusive license, without the right to grant sublicenses, with respect to all GNC branded Standalone and GNC branded Multi-ingredient Chromium Picolinate Products in the possession of GNC, Franchisees and Licensed Entities as of the Effective Date, under the Patents-in-Suit, and U. S. Patents No. 5,789,401 and No. 5,929,066 with respect to Diabetic Support, to sell, offer for sale, advertise and promote in any manner, including, but not limited to, books, brochures, advertisements, websites, HealthNotes, signs, labels and shelf-toppers, and for any uses or benefits claimed in the Patents-in-Suit with respect to all GNC branded Standalone and GNC branded Multi-ingredient Chromium Picolinate Products and U. S. Patents No. 5,789,401 and No. 5,929,066 with respect to Diabetic Support.

5.2 Anything contained in paragraph 5.3 hereof notwithstanding, GNC shall have the right to manufacture and sell through its existing inventory as of the Effective Date of Chromium Picolinate and other raw materials, packaging, labeling and other components associated with GNC’s branded Chromium Picolinate containing products. The licenses provided for in subparagraph 5.1 hereof shall apply with respect to all products made pursuant to the foregoing sentence of this subparagraph.

B.

5.3 Patent Licenses for Products Made with Nutrition 21 Chromium Picolinate

GNC agrees to purchase from Nutrition 21, and Nutrition 21 agrees to sell to GNC, at a price of [**confidential material is omitted and is filed separately with the Securities and Exchange Commission**] per kilogram, all of GNC’s requirements for GNC branded Chromium Picolinate products (including without limitation Standalone and Multi-ingredient Chromium Picolinate Products) to be sold or offered for sale in the United States through December 29, 2009.

With respect to Chromium Picolinate purchased by GNC from Nutrition 21 pursuant to Section 5.3, Nutrition 21 grants to:

GNC a perpetual, paid up, non-exclusive license, without the right to grant sublicenses, under the Patents-in-Suit to make and have made GNC branded Standalone or GNC branded Multi-ingredient Chromium Picolinate Products and under U. S. Patents No. 5,789,401 and No. 5,929,066 to make and have made Diabetic Support;

GNC, Franchisees, Licensed Entities and their respective customers a perpetual, paid up, non-exclusive license, without the right to grant sublicenses, to use the methods and processes covered, in whole or in part, by any claim of the Patents-in-Suit with respect to GNC branded Standalone or GNC branded Multi-ingredient Chromium Picolinate Products or by any claim of U. S. Patents No. 5,789,401 and No. 5,929,066 with respect to Diabetic Support; and,

GNC, Franchisees and Licensed Entities a perpetual, paid up, non-exclusive license, without the right to grant sublicenses, under the Patents-in-Suit with respect to GNC branded Standalone or GNC branded Multi-ingredient Chromium Picolinate Products, and under U. S. Patents No. 5,789,401 and No. 5,929,066 with respect to Diabetic Support, to sell, offer for sale, advertise and promote such products in any manner, including, but not limited to, books, brochures, advertisements, websites, HealthNotes, signs, labels and shelf-toppers, and for any uses or benefits claimed in the Patents-in-Suit with respect to GNC branded Standalone or GNC branded Multi-ingredient Chromium Picolinate Products and under U.S. Patents No. 5,789,401 and No. 5,929,066 with respect to Diabetic Support.

For the avoidance of doubt, the licenses granted under this section 5.4 exclude any licenses for third-party Standalone Chromium Picolinate products and third party Multi-ingredient Chromium Picolinate Products.

As soon as commercially reasonable, GNC agrees to mark all of its Standalone Chromium Picolinate products that contain Chromium Picolinate supplied by Nutrition 21 with the numbers of the Patents-in-Suit and its Diabetic Support product with the Patents-in-Suit and U.S. Patents No. 5,789,401 and No. 5,929,066. Within thirty (30) days of the Effective Date, GNC agrees to indicate on its website where appropriate that GNC’s products containing Chromium Picolinate are licensed under the Patents-in-Suit and that Diabetic Support is licensed under U.S. Patents No. 5,789,401 and No. 5,929,066 and the Patents-in-Suit.

C.	Covenant Not to Sue

5.6 Nutrition 21 covenants to refrain from asserting any claim, demand, suit, action, litigation, arbitration or other proceeding ("Proceeding"), or commencing, or causing to be commenced, any Proceeding against GNC, Franchisees or Licensed Entities, and their respective customers, based on infringement, inducement of infringement or contributory infringement of any of the Patents-in-Suit by any third party Multi-ingredient Chromium Picolinate Product containing Chromium Picolinate not purchased from Nutrition 21 and in which GNC was not involved in the manufacture of such product, regardless of whether any such product was sold or offered for sale by GNC, Franchisees or Licensed Entities prior to, on or after the Effective Date.

D.	Assignment of Licenses

5.7 The licenses granted hereunder are not assignable, except the license(s) may be assigned or transferred to the successor to or acquirer of (by asset or stock acquisition, liquidation, consolidation, reorganization, merger, or otherwise) all or substantially all of the business or assets of GNC, Franchisees or Licensed Entities, as appropriate, or all or substantially all of the business or assets of GNC, Franchisees or Licensed Entities, as appropriate, to which the license(s) relates.

Sales of Rite Aid Private Label Standalone Chromium Picolinate to Rite Aid

GNC shall not sell or supply Rite Aid Standalone Chromium Picolinate products (under the Rite Aid label, the Pharmassure label or any other private label) ("Rite Aid Standalone CP Products") to Rite Aid or its Affiliates through December 29, 2009; provided, however, that Nutrition 21 shall allow a reasonable transition period up to January 31, 2007 for transferring the manufacture to Nutrition 21 of the Rite Aid Standalone CP Products presently supplied by GNC to Rite Aid to ensure that Rite Aid does not experience any shortages of such products.

GNC shall have the right to manufacture and sell through its existing inventory of Rite Aid Standalone CP Products including packaging, labeling, raw materials and other components associated with the Rite Aid Standalone CP Products presently supplied by GNC to Rite Aid until January 31, 2007. Nutrition 21 shall purchase any packaging, labeling, Chromium Picolinate in finished bottled form, and other components of Rite Aid inventory on hand on January 31, 2007 from GNC at GNC's direct cost, and Nutrition 21 shall promptly pay GNC for any costs incurred by GNC to ship such materials and items to Nutrition 21.

Except as set forth in sections 5 and 6, GNC shall not fulfill the requirements of, or supply any other retailer or other person with Standalone Chromium Picolinate products (branded or private label) through December 29, 2009.

GNC supplies Rite Aids requirements of Rite Aid private label nutritional supplements. Except as set forth in Section 6.1, Nutrition 21 agrees it shall not manufacture or supply Rite Aid private label nutritional supplements through December 29, 2009.

Releases for Past Infringement

Nutrition 21, both individually and collectively, and their respective officers, directors, shareholders, employees, agents, representatives, attorneys, successors and assigns, fully and finally release, acquit and forever discharge GNC, both individually and collectively, Franchisees and Licensed Entities, and their respective officers, directors, shareholders, employees, representatives, attorneys, successors, assigns and customers, from all claims, suits, demands, damages, liabilities, actions and causes of action of any and every kind and nature, whether known or unknown, suspected or unsuspected, now existing or heretofor existing, or which may hereafter exist based on acts or omissions occurring prior to the Effective Date, that arise out of or are related in any way to GNC manufactured or branded products and the Patents-in-Suit or Nutrition 21’s Other Patents, including, but not limited to, (a) any claims for infringement, inducement of infringement or contributory infringement of any of the claims of any of the Patents-in-Suit, (b) any claims which by pleading, amendment or supplement could be or could have been alleged in the Litigation and (c) any claim for infringement, inducement of infringement or contributory infringement of any claim of any of Nutrition 21’s Other Patents based on the manufacture, use, sale, offering for sale, advertising or promotion of any of the Accused Products; provided, however, that nothing in this paragraph shall be construed to release, acquit or discharge GNC from any obligation it has expressly assumed in the Agreement. For the avoidance of doubt, the provisions of this Section 7.1 release past infringement only and do not release future conduct.

GNC, both individually and collectively, and their respective officers, directors, shareholders, employees, agents, representatives, attorneys, successors and assigns fully and finally release, acquit and forever discharge Nutrition 21, both individually and collectively, and their respective officers, directors, shareholders, employees, representatives, attorneys, successors and assigns, from all claims, suits, demands, damages, liabilities, actions and causes of action of any and every kind and nature, whether known or unknown, suspected or unsuspected, now existing or heretofor existing, or which may hereafter exist based on acts or omissions occurring prior to the Effective Date, that arise out of or are related in any way to the Patents-in-Suit or Nutrition 21’s Other Patents, including, but not limited to, (a) any counterclaims asserted for invalidity, misuse and unenforceability of the Patents-in-Suit, false patent marking and false advertising and (b) any counterclaims which by pleading, amendment or supplement could be or could have been alleged in the Litigation; provided, however, that nothing in this paragraph shall be construed to release, acquit or discharge Nutrition 21 from any obligation it has expressly assumed in the Agreement. For the avoidance of doubt, the provisions of this Section 7.2 release past infringement only and do not release future conduct.

Dismissal of Litigation

Promptly upon GNC making the payment pursuant to paragraph 3.1 hereof, counsel for the Parties shall file, or cause to be filed, in the Litigation a Final Order and Dismissal with Prejudice in the form of Attachment D hereto.

Each of the Parties will pay its own attorneys fees incurred in connection with the Litigation.

The Agreement is the result of a compromise settlement of disputed claims and defenses, and it is expressly understood and agreed by the Parties that any payment of money, delivery of property, license or release made, given or requested in the Agreement is not an admission of liability or wrongdoing by any Party.

Confidentiality

Subject to the provisions of paragraph 13, the Parties shall keep and maintain the terms of the Agreement confidential, but may disclose the existence of the Agreement.

Notwithstanding the provisions of paragraph 9.1, the Parties are not precluded from providing or disclosing the terms of the Agreement as may be requested by a Court or other governmental authority, required by law, regulation or legal process, necessary to disclose to legal counsel or accounting firms or as otherwise permitted by subsequent agreement between the Parties; provided, however, that before making a disclosure requested by a Court or other governmental authority, or pursuant to any law or legal process, a Party shall give the other Party or Parties prompt notice of the request, law or legal process to provide them the opportunity to object to or seek the entry of a protective order to prevent the disclosure or require the disclosure to be made in confidence or take other action to assure confidential treatment of such information. The Parties agree and understand that GNC and Nutrition 21 will be required to report this settlement (and the material terms thereof as required by law or regulation) in its required filings with the Securities and Exchange Commission.

Choice of Law, Entire Agreement and Amendments

The Agreement shall in all respects be governed by and construed and interpreted in accordance with the laws of the State of Texas without regard to choice of law rules.

The Parties agree that the United States District Court for the Eastern District of Texas, Tyler Division, shall have the exclusive jurisdiction and venue to decide any disputes concerning the Agreement.

The Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior representations, discussions, negotiations, agreements and understandings, whether written or oral, with respect thereto.

The Agreement may be modified only by a written amendment signed by all Parties, and no waiver of any provision of the Agreement or the breach thereof shall be effective unless expressed in a writing signed by the waiving party. The waiver by any party hereto of any of the provisions of the Agreement or of the breach thereof shall not operate or be construed as a waiver of any other provision or breach thereof.

Assignment

Subject to the provisions of paragraph 5.7 hereof, the Agreement shall be binding upon and inure to the benefit of the Parties and their respective predecessors, successors and assigns.

Authority, Representations and Warranties

The persons executing the Agreement represent and warrant that they have read the agreement, have the authority to execute it on behalf of the Party for whom they have signed and understand its contents and are executing it freely and voluntarily with an intent to bind their respective Party to its terms.

Nutrition 21 represents and warrants that it has the authority, without joinder by others, to grant the licenses provided for in paragraphs 5.1 and 5.4 hereof and to release the claims as set forth in paragraph 7.1 hereof. Nutrition 21 further represents and warrants that it has not assigned or otherwise transferred, either in whole or in part, any claim released in the Agreement.

GNC represents and warrants that it has the authority, without joinder by others, to release the claims as set forth in paragraph 7.2 hereof. GNC further represents and warrants that it has not assigned or otherwise transferred, either in whole or in part, any claim released in the Agreement.

In the event of the breach of any representation or warranty contained in this section 12, the person executing the Agreement on behalf of a party claiming or found not to be bound by the Agreement, and all persons or entities on whose behalf that person properly executed the Agreement, shall indemnify and hold harmless the other persons and Parties on whose behalf the Agreement is executed.

Validity of Patents-in-Suit and Joint Press Release

GNC acknowledges the validity of the Patents-in-Suit and that the claims of the Patents-in-Suit are not invalid.

Once the Agreement has been fully executed, the Parties will issue a joint press release in the form attached hereto as Attachment E.

Notice and Right to Cure

14.1  In the event that a party (“Complaining Party”) considers that any other party hereto (“Allegedly Breaching Party”) has breached a term or provision of the Agreement, the Complaining Party shall give written notice to the Allegedly Breaching Party describing the nature of the breach in reasonable detail. The Allegedly Breaching Party shall then have five (5) days, if the alleged breach concerns a monetary or payment term of the Agreement, or thirty (30) days if the alleged breach concerns a non-monetary term of the Agreement, to cure the alleged breach to the reasonable satisfaction of the Complaining Party.

14.2  The provisions of paragraph 14.1 hereof shall not apply to paragraphs 3.1, 8.1, 9.1 and 13.2 of the Agreement.

14.3  Subject to paragraph 14.2, the provisions of paragraph 14.1 shall be followed by the Parties prior to the initiation of any suit or legal proceeding relating to the Agreement, including any suit or legal proceeding to enforce the terms of the Agreement.

14.4  All notices, requests or demands relating to the Agreement shall be in writing and shall be deemed to be have been adequately given and delivered (a) upon personal delivery (including personal delivery by overnight mail or courier) to the party to be notified, (b) three (3) business days after deposit with certified mail, return receipt requested, prepaid and addressed to the party to be notified at the address set forth herein, or (c) immediately upon transmission and receipt of confirmation if sent by facsimile number to the receiving party at the facsimile set forth herein.

14.5  All notices, requests or demands hereunder shall be made to the following representatives of the Parties at the address or facsimile number set forth below, unless another address or facsimile address is specified hereafter in writing by a party:

a.	If to Nutrition 21:
Nutrition 21, LLC
4 Manhattanville Road
Purchase, New York 10577
Fax: (914) 696-0862
Attention: Paul Intlekofer, President and CEO

with a copy to:

Thomas P. Dwyer, Esq.
Blank Rome LLP
One Logan Sq.
130 N 18th St.
Philadelphia, PA 19103
Fax: (215) 832-5672

b.	If to GNC:
General Counsel
General Nutrition Corporation
300 Sixth Avenue
Pittsburgh, Pennsylvania 15222
Fax: (412) 338-8900

with a copy to:

Ronald M. Gaswirth, Esq.
Gardere Wynne Sewell LLP
1601 Elm Street, Suite 3000
Dallas, TX 75201-4761
Fax: (214) 999-3601

General

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which counterparts taken together shall constitute one and the same instrument. Facsimile signatures shall be deemed original signatures.

Each of the Parties agrees, promptly upon reasonable request therefor, to prepare, execute, acknowledge, deliver or file such other and further papers, forms, instruments and documents, and to take such other and further action, as may be necessary or convenient to evidence, perfect or enforce any of the rights and obligations arising under or in connection with the Agreement or with any document or agreement referred to herein or otherwise to consummate or carry out the intent of the Agreement.

The Parties agree that Franchisees and Licensed Entities are third party beneficiaries under the Agreement.

The section headings contained in the Agreement are for convenience only and shall not affect in any way the meaning or interpretation of the provisions hereof.

In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that a party has breached this Agreement, then the breaching party shall be liable and pay to the other party the legal fees incurred by the other party in connection with such litigation, including any appeal therefrom.

This Agreement was jointly drafted by the Parties and the language of all parts of the Agreement shall in all cases be construed as a whole according to its meaning and not strictly for or against any of the Parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have hereunto signed their names on the dates indicated.

Nutrition 21, LLC

By:

Name: Paul Intlekofer
Title: President and CEO
Date:

Nutrition 21, Inc.

By:
Name: Paul Intlekofer
Title: President and CEO
Date:

General Nutrition Corporation

By:
Name: Mark L. Weintrub
Title: Sr. Vice President and Chief Legal Officer
Date:

[SIGNATURE PAGE TO SETTLEMENT AGREEMENT]